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                                 EXHIBIT 4(c)
November 23, 1999

                   Company Order and Officers' Certificate
                   Floating Rate Notes, Series A, due 2000

The Bank of New York
Attn: Corporate Trust Division
101 Barclay Street, 21 West
New York, New York 10286

Ladies and Gentlemen:

Pursuant to Article Two of the Indenture, dated as of October 1, 1998 (as it may be amended or supplemented, the "Indenture"), from Indiana Michigan Power Company (the "Company") to The Bank of New York, as trustee (the "Trustee"), and the Board Resolutions dated August 25, 1999, a copy of which certified by the Secretary or an Assistant Secretary of the Company is being delivered herewith under Section 2.01 of the Indenture, and unless otherwise provided in a subsequent Company Order pursuant to Section 2.04 of the Indenture,

            1. The Company's Floating Rate Notes, Series A, due 2000 (the "Notes") are hereby established. The Notes shall be in substantially the form attached hereto as Exhibit 1.

            2. The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below correspond to the numbered subsections of Section 2.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture or in the Notes):

            (i) the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be limited to $100,000,000, except as contemplated in Section 2.01(i) of the Indenture;

            (ii) the date on which the principal of the Notes shall be payable shall be November 22, 2000;

            (iii) interest on the Notes shall be payable monthly on the twenty-second day of each month in each year (each, an "Interest Payment Date"), commencing on December 22, 1999 and shall accrue from and including the date of authentication of the Notes to, but excluding December 22, 1999, and thereafter, from and including each Interest Payment Date to, but excluding, the next succeeding Interest Payment Date or Stated Maturity, as the case may be; the Regular Record Date for the determination of holders to whom interest is payable on any such Interest Payment Date shall be the fifteenth calendar day preceding the relevant Interest Payment Date; provided that interest payable on Stated Maturity shall be paid to the Person to whom principal shall be paid;

            (iv) the Notes will bear interest at a per annum rate ("Interest Rate") determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The Interest Rate for each Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus .65%; provided, however, that in certain circumstances described below, the Interest Rate will be determined without reference to LIBOR.

                If  the   following   circumstances   exist  on  any  Interest
            Determination Date, the Calculation Agent shall determine the Interest Rate for the Notes as follows:

                 (1) In the event no Reported  Rate  appears on Telerate  Page
                3750  as  of  approximately  11:00  a.m.  London  time  on  an
                Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide a quotation of the rate (the "Rate Quotation") at which one month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m. on such Interest Determination Date, that is representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus .65%.

                (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m. London time on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), for loans in Representative Amounts in U. S. dollars to leading European banks, having an index maturity of one month for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus .65%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

            (v)   the Notes shall not be redeemable prior to maturity;

            (vi)(a)  the Notes  shall be issued in the form of a Global  Note;
            (b) the Depositary for such Global Note shall be The Depository Trust Company; and (c) the procedures with respect to transfer and exchange of Global Notes shall be as set forth in the form of Note attached hereto;

            (vii) the title of the Notes shall be "Floating Rate Notes, Series A, due 2000";

            (viii) the form of the Notes shall be as set forth in Paragraph 1, above;

            (ix)  see item (iv) above;

            (x)   the Notes shall not be subject to a Periodic Offering;

            (xi)  not applicable;

            (xii) not applicable;

            (xiii)  not applicable;

            (xiv) the Notes shall be issuable in denominations of $1,000 and any integral multiple thereof;

            (xv)  not applicable;

            (xvi) the Notes shall not be issued as Discount Securities;

            (xvii) not applicable;

            (xviii) see item (iv) above; and

            (xix) not applicable.

            3. You are hereby requested to authenticate $100,000,000 aggregate principal amount of Floating Rate Notes, Series A, due 2000, executed by the Company and delivered to you concurrently with this Company Order and Officers' Certificate, in the manner provided by the Indenture.

            4. You are hereby requested to hold the Notes as custodian for DTC in accordance with the Letter of Representations dated November 17, 1999, from the Company and the Trustee to DTC.

            5.    Concurrently   with  this   Company   Order  and   Officers'
      Certificate, an Opinion of Counsel under Sections 2.04 and 13.06 of the Indenture is being delivered to you.

            6. The undersigned Henry W. Fayne and Thomas G. Berkemeyer, the Vice President and Assistant Secretary, respectively, of the Company do hereby certify that:

            (i) we have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officers' Certificate, and the definitions in the Indenture relating thereto;

            (ii) we have read the Board Resolutions of the Company and the Opinion of Counsel referred to above;

            (iii) we have conferred with other officers of the Company, have examined such records of the Company and have made such other
            investigation   as  we  deemed   relevant  for  purposes  of  this
            certificate;

            (iv) in our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not such conditions have been complied with; and

            (v) on the basis of the foregoing, we are of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with.

Kindly acknowledge receipt of this Company Order and Officers' Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto.

Very truly yours,

INDIANA MICHIGAN POWER COMPANY


By:   /s/ A. A. Pena
      Vice President

And:  /s/ Thomas G. Berkemeyer   .
      Assistant Secretary


Acknowledged by Trustee:

THE BANK OF NEW YORK

By:   /s/ Michael Culhane.
      Vice President